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SENESCO TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Senesco Technologies Provides Corporate Update

SNS01-T Clinical Trial Proceeding

New Preclinical Results in Liver Cancer Models

BRIDGEWATER, N.J. (March 5th, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTCQB: SNTI) provides the following update on Company activities.

Financial Update

As of December 31st, 2012, Senesco had cash and cash equivalents of $640,125, which was complemented in January 2013 by the receipt of approximately $2,300,000 in net proceeds from the issuance of common stock and warrants. Since November 2012, the Company’s common stock has been quoted on the OTCQB under the ticker symbol SNTI. During the first two months of 2013, average trading volumes increased significantly to over a million shares on certain days. The Company believes this is linked to the January issuance of registered common stock and the need for certain investors to change how their Company OTCQB-quoted stock is held in their accounts.

We recently mailed our proxy statement to stockholders in preparation for the Annual Meeting of Shareholders on March 28th, 2013. One of the proposals included in the proxy statement would give the Company’s board of directors the option to shrink the number of outstanding shares via a reverse split in any ratio of between 2:1 and 20:1 in order to assist in the Company’s efforts to regain the listing of the Company’s common stock on an NYSE or NASDAQ exchange and assist in the Company’s future fund raising efforts. However the timing and the actual ratio of the reverse split have not yet been set and would be determined based on market conditions.

We believe that a well-implemented reverse split could benefit our stockholders by:

1.	improving the perception of our common stock as an investment security;

2.	resetting our stock to more normalized trading levels in the face of potentially extended market dislocation;

3.	appealing to a broader range of investors to generate greater investor interest; and

4.	reducing stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher.

Reducing the number of shares outstanding, while maintaining or improving the overall value of our common stock, is designed to help us regain our listing on an NYSE or NASDAQ exchange by meeting the applicable minimum share price listing requirement.  In addition, it could allow the stock to be purchased by high-quality funds, many of which have price minimums that currently restrict their ability to invest in our stock. The success of a reverse split depends on several factors including market conditions and the achievement of important milestones. Having secured prior approval is an important step since the success of a reverse split could depend on timely and rapid implementation.

A detailed discussion of the reverse split is available in the proxy statement that was filed with the Securities and Exchange Commission on February 26, 2013.

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Clinical Development Update

The clinical evaluation of SNS01-T is proceeding well with no drug-related serious adverse events and no dose-limiting toxicities. The Company has reported previously that one multiple myeloma patient and one diffuse large B-cell lymphoma patient completed 6 weeks of dosing in cohort 2. One patient dropped out of cohort 2 due to disease progression shortly before becoming the third and final patient needed to complete the cohort. This was the first patient to drop out in cohort 2 compared with 3 patients who dropped out in cohort 1. Slow patient enrollment has delayed the completion of cohort 2. We implemented several changes during cohort 1 to attempt to remedy this problem. The following were designed to make the study easier to enroll:

i.	To complement the Mayo Clinic, additional clinical sites were added at the University of Arkansas for Medical Sciences, Randolph Cancer Center in Morgantown and most recently at John Theurer Cancer Center at Hackensack University Medical Center.

ii.	Enrollment criteria were expanded by amending the clinical protocol with the FDA to include mantle cell lymphoma and diffuse large cell lymphoma.

iii.	Advertisements were run to raise the visibility of the study.

In addition to the strict inclusion and exclusion criteria required of a first-in-man study that limit the eligible patient population, KYPROLIS® (carfilzomib) from Onyx and POMALYST® (pomalidomide) from Celgene were recently approved for the treatment of multiple myeloma. It is quite likely that relapsed or refractory patients, who might otherwise have come to the SNS01-T study, will be treated first with newly approved products. In addition, a number of new studies have recently started in hematology that may be competing for the SNS01-T patient population. Two examples are ibrutinib (Pharmacyclics) and daratumumab (Genmab), both of which have studies underway or starting up in multiple myeloma and other B-cell cancers. Also, Onyx, which gained US Food and Drug Administration (FDA) approval for KYPROLIS on the basis of their Phase 2 results, now has the Phase 3 studies in recruitment. These newly-approved products, along with the Phase 2 and Phase 3 studies, may be diverting patients from the Senesco study and interfering with enrollment.

To further support patient enrollment, we are submitting to the FDA a further amendment to the current protocol to accelerate study completion. We have also completed pre-study evaluation site visits to multiple additional clinical sites. We believe that these are both effective means of increasing the enrollment rate and expeditiously completing the study.

Research Update

Pre-clinical research in Professor Thompson’s laboratory continues to elucidate the mode of action of SNS01-T and its effects, alone and in combination with marketed products, in models of cancer. This excellent work is expected to lead to important publications in peer-reviewed journals in 2013. In addition, an analog of SNS01-T, which is designed to target hepatocellular carcinoma, is under evaluation in mouse xenograft models of cancer. Significant tumor growth inhibition has been observed that supports our belief that the eIF5A platform may be relevant in many different tumor types and be able to provide a series of product candidates for several different cancers.

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About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, and the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is sponsoring a clinical study to evaluate its lead therapeutic candidate SNS01-T in multiple myeloma, diffuse large B-cell lymphoma and mantle cell lymphoma. SNS01-T targets B-cell cancers and selectively induces apoptosis by modulating eukaryotic translation initiation factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ commercialized products.

Additional Information:

This communication may be deemed to be solicitation material by the Company. The Company has filed its proxy statement on Schedule 14A and related materials with the Securities and Exchange Commission (the “SEC”).

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE COMPANY’S PROXY STATEMENT RELATING TO THESE PROPOSALS, AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain such documents free of charge through the website maintained by the SEC at www.sec.gov, or at https://materials.proxyvote.com/817208.

The Company and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of these proposals. Information about the directors and executive officers of the Company and their respective interests in the Company by security holdings or otherwise is set forth in its proxy statement relating to the 2013 annual meeting of stockholders, which was filed with the SEC on February 26, 2013.

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Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
Leslie J. Browne, Ph.D.
President & CEO	info@senesco.com

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